CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of our report dated April 12, 2012, relating to the financial statements of Pruco Life of New Jersey Variable Appreciable Account, which appears in such Registration statement. We also consent to the use in this Registration Statement of our report dated March 9, 2012, except for the effects of the adoption of the new accounting guidance for the costs to acquire or renew insurance contracts, and the adoption of the accounting standard related to the presentation of comprehensive income discussed in Note 2, as to which the date is November 28, 2012, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 7, 2012